Exhibit 10

EXECUTIVE CHANGE IN CONTROL AGREEMENT

This EXECUTIVE CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated February 25, 2021 (the “Effective Date”), is by and among ServisFirst Bancshares, Inc., a Delaware corporation (the “Parent”), ServisFirst Bank, an Alabama State chartered bank (the “Bank” and, together with the Parent, the “Company”), and (the “Executive” and, together with the Parent and the Bank, the “Parties”). Capitalized terms used but not defined in this Agreement have the respective meanings provided in the Appendix.

WITNESSETH:

WHEREAS, the Executive serves as a senior executive of the Parent and of the Bank and has made, and is expected to continue to make, significant contributions to the short- and long-term profitability, growth, and financial strength of the Company;

WHEREAS, through his performance of services for the Company, the Executive has attained, and is expected to continue to attain, substantial knowledge and expertise in the conduct and operation of the Business and certain proprietary and confidential information associated with the Business, the dissemination of or competition against which could cause the Company to be substantially and irrevocably harmed;

WHEREAS, the Board recognizes that, as is the case for most publicly-held companies, the possibility of a Change in Control exists;

WHEREAS, the Company desires to assure itself of continuity of management by providing certain severance benefits for the Executive in the event that his employment terminates under certain circumstances within two years following a Change in Control, as an additional inducement for the Executive to remain in the employ of the Company and enter into certain covenants; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, and obligations contained in this Agreement, the Executive’s continuing access to confidential or proprietary information, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Effectiveness of Agreement. This Agreement will commence on the Effective Date and will continue in effect through December 31, 2025; provided, however, that on January 1, 2026 and January 1 of every fifth year thereafter, the term of this Agreement will automatically be extended for five additional years unless, not later than June 30 of the final year of the then-current term, the Parent has given notice to the Executive that it does not intend to extend this Agreement (as it may be truncated or extended under the terms of this Agreement, the “Term”). However, if a Change in Control occurs during the term of this Agreement, this Agreement will continue in effect through the second anniversary of the Change in Control regardless of any notice of non-extension that the Parent may have provided to the Executive (such two-year period following a Change in Control, the “Protected Period”).

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2.                  Employment Protections During the Protected Period.

2.1              Employment Conditions. During the Protected Period, (a) the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised, and assigned at any time during the 120-day period immediately preceding the Change in Control and (b) the Executive’s service will be performed during normal business hours at the Company’s office where the Executive was principally employed immediately prior to the Change in Control or any relocation of such office within a radius of 50 miles.

2.2              Base Salary. During the Protected Period, the Executive will receive a Base Salary, paid at least monthly, which initially will be equal to 12 times the highest monthly base salary that was payable to the Executive (for avoidance of doubt, including any base salary which has been earned but deferred by the Executive) by the Company during any of the 12 calendar months preceding the month in which the Change in Control occurs. During the Protected Period, the Base Salary will be reviewed whenever the Company undertakes a salary review of the Executive’s peer officers, but no less than once annually. Any increase in Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary may not be reduced during the Protected Period, regardless of whether the Base Salary has previously been increased.

2.3              Annual Bonus. In addition to Base Salary, the Executive will be eligible to earn a Bonus for each fiscal year ending during the Protected Period. For each such Bonus, the Target Opportunity will be at least equal to the target opportunity for which the Executive is eligible for the fiscal year in which the Change in Control occurs, as such target opportunity has been established by the Company for such year under the Company’s annual bonus plan, or any comparable successor plan. If the Company has not yet established a Target Opportunity for the Executive for the fiscal year in which the Change in Control occurs, then the Target Opportunity shall be at least equal to the last such target opportunity established by the Company for the Executive. Each such Bonus will be paid no later than 2-1/2 months following the end of the fiscal year for which the Bonus is awarded, unless the Executive has elected to defer receipt of all or part of the Bonus pursuant to a deferral plan sponsored by the Company.

2.4              Incentive, Savings, Welfare Benefit, and Retirement Plans. During the Protected Period, the Executive (and the Executive’s family members or beneficiaries, as the case may be) will be entitled to participate in any and all Compensation Plans that are generally available to the Executive’s peer officers at the Company, subject to the eligibility requirements and all other terms and conditions of the applicable Compensation Plan; provided, however, that in no event will such Compensation Plans provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities, welfare benefits scope and coverage, and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company for the Executive under any Compensation Plans as in effect at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to the Executive, those provided generally at any time after the Change in Control to the Executive’s peer officers at the Company.

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2.5              Indemnification. If, in connection with any agreement related to a transaction that will result in a Change in Control, an undertaking is made to provide the Board with rights to indemnification from the Company (or from any other party to such agreement), the Executive will, by virtue of this Agreement, be entitled to the same rights to indemnification as are provided to the members of the Board pursuant to such agreement. Otherwise, the Executive will be entitled to indemnification rights on terms no less favorable to Executive than those available under the Certificate of Incorporation, bylaws or resolutions of the Company at any time after the Change in Control to his peer executives of the Company. Such indemnification rights will be with respect to all claims, actions, suits, or proceedings to which the Executive is or is threatened to be made a party that arise out of or are connected to his services at any time prior to the termination of his employment, without regard to whether such claims, actions, suits, or proceedings are made, asserted, or arise during or after the Protected Period.

2.6              D&O Liability Insurance. If, in connection with any agreement related to a transaction that will result in a Change in Control, an undertaking is made to provide the Board with continued coverage following the Change in Control under one or more directors’ and officers’ liability insurance policies, then the Executive will, by virtue of this Agreement, be entitled to the same rights to continued coverage under such directors and officers liability insurance policies as are provided to the Board. Otherwise, the Company agrees to cover the Executive under any directors and officers liability insurance policies as in effect generally at any time after the Change in Control that cover his peer executives of the Company.

3.                  Effect of Termination of Employment.

3.1              Effect of Termination. Upon the termination of the Executive’s employment for any reason during the Term, the Executive will be deemed to have resigned from any other officer, director, or manager positions he holds with the Company or any of its Affiliates.

3.2              Accrued Obligations. Upon termination of employment for any reason during the Term, the Executive will be entitled to receive promptly, and in addition to any other benefits specifically provided by this Agreement, (a) any earned but unpaid Base Salary through the Termination Date; (b) any other amounts or benefits required to be paid or provided or which the Executive, his family members, beneficiaries, heirs, or legal representatives is entitled to receive under any existing Compensation Plan; and (c) reimbursement of any business expenses incurred by the Executive prior to the Termination Date, in accordance with the Company’s then-prevailing policies and procedures (collectively, the “Accrued Obligations”).

3.3              Amounts Payable upon Certain Terminations During the Protected Period. If, during a Protected Period, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason then, in addition to the Accrued Obligations but subject to Sections 3.6 and 13, the Executive will be entitled to receive the following compensation and benefits:

(a)               Certain Cash Payments. The Executive will receive (i) a cash severance payment equal to 2.99 multiplied by the sum of (1) one year of Base Salary and (2) the Average Bonus plus (ii) a lump sum cash payment equal to the total premiums the Executive would be required to pay for eighteen months of continuation coverage under the Company’s health benefit plans pursuant to COBRA, determined using the COBRA premium rate in effect for the level of coverage that the Executive had in place immediately prior to the Termination Date. Subject to Sections 3.6 and 13 (including any mandatory six-month payment delay), these cash payments will be paid to the Executive on the 60th day following his Termination Date.

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(b)               Annual Bonus for Year of Termination. The Executive will receive a Bonus for the year in which the Termination Date occurred, calculated based on actual performance as provided in the applicable Compensation Plan, pro-rated for the number of months in the year in which the Executive provided services to the Company and assuming target performance on any subjective performance criteria. This pro rata Bonus will be be paid to the Executive at the same time bonuses are paid to other executives of the Company but no later than 2-1/2 months after the fiscal year end.

(c)               Limitations on Plan Amendments. The payments and benefits provided in this Section 3.3 and under any other Compensation Plans will be without regard to any amendment made to such plan after a Change in Control that adversely affects in any manner the computation, timing, or manner of payments and benefits due the Executive under such plan. Following a Change in Control, no discretionary power of the Board or any Board committee may be used in a way (and no ambiguity in any such plan may be construed in a way) that adversely affects in any manner any right or benefit of the Executive under any such plan.

3.4              Set-Off; Mitigation. After a Change in Control, the Company’s obligations to make payments, to provide benefits, and otherwise to perform their obligations under this Agreement and will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others. It is the intent of this Agreement that in no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

3.5              Certain Pre-Change-in-Control Terminations. Notwithstanding any other provision of this Agreement, the Executive’s employment will be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (a) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (regardless of whether a Change in Control actually occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control; (b) the Executive terminates his or her employment for Good Reason prior to a Change in Control (regardless of whether a Change in Control actually occurs) and the act, circumstance, or event that constitutes Good Reason occurs at the request or direction of such Person; or (c) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the act, circumstance, or event constituting Good Reason is otherwise in connection with, or in anticipation of, a Change in Control and occurred after discussions with such Person regarding a possible Change in Control transaction commenced and such discussions produced (whether before or after such termination) either a letter of intent with respect to such a transaction or a public announcement of the pending transaction (regardless of whether a Change in Control actually occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, if the Executive takes the position that such sentence applies and the Company disagrees, the Company will have the burden of proof in any such dispute.

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3.6              Release and Continued Compliance. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any payments or benefits under Section 3.3 (other than the Accrued Obligations), the Executive agrees to execute a standard separation and release agreement, in a form specified by the Company, containing a waiver of all claims against the Company (the “Release”), within the 45-day period immediately following the Termination Date, and subsequently not revoke the Release during any statutory post-execution revocation period. All revocation rights and timing restrictions will be set forth in such Release. If the Executive fails to execute and deliver the Release, or revokes the Release, the Executive agrees that he shall not be entitled to receive any payments or benefits under this Agreement (other than the Accrued Obligations) in connection with any applicable termination scenario. The Executive’s receipt of any payments or benefits under this Agreement (other than the Accrued Obligations) in connection with any applicable termination scenario, will also be subject to the Executive’s continued compliance with Sections 5, 6, and 7.

4.                  Federal Rules and Regulations. This Agreement is subject to all the laws, rules and regulations governing Alabama state chartered member banks, and, in particular, the provisions of 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359. To the extent that any provision of this Agreement is inconsistent with applicable federal laws, rules or regulations, such laws, rules or regulations shall control. In such case, such provision of this Agreement shall be invalid, but only to the extent necessary for this Agreement to comply with applicable federal laws, rules and regulations. To the extent that any provision of any other section of this Agreement is inconsistent with any provision of this Section 4, this section shall govern.

5.                  Non-Disclosure of Confidential Information. The Executive understands that, during the course of his employment relationship with the Company, the Executive has had and/or will continue to have access to existing and new Confidential Information that would be particularly valuable to the Company’s competitors.

5.1              Exclusive Property of the Company. The Executive acknowledges that the Confidential Information associated with the Company, its Affiliates, or the Business as conducted by the Company and its Affiliates and either obtained by Executive while employed by the Company concerning the Business and/or prior to the execution of this Agreement as a result of the Executive’s performance of services for the Company and its Affiliates are the property of the Company.

5.2              Unauthorized Use or Disclosure Prohibited. The Executive will use the Confidential Information only as necessary in connection with the performance of his services for the Company. During his employment and following the Termination Date, the Executive will not, without the Company’s prior written consent or as may be required by law or legal process, disclose, communicate, divulge or make available to any person or entity (other than the Company or its Affiliates and except as stated in the immediately preceding sentence), or use for any purpose other than for the exclusive benefit of the Company and its Affiliates, any Confidential Information, whether the Executive has such information in his memory or embodied in writing or other physical form, unless and to the extent that (a) the Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions, or (b) the provisions of any applicable law or order of any court would require Executive to disclose or otherwise make available any Confidential Information, provided that the Executive must to the extent legally permitted give the Company (i) prompt prior written notice of such disclosure and (ii) an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Notwithstanding the foregoing, the Executive understands that nothing contained in this Agreement limits his ability: (w) to file a charge or complaint with any Government Agency; (x) to communicate with any Government Agency or otherwise participate in any investigation or proceeding conducted by any Government Agency, without notice to the Company; (y) to receive an award for information provided to any Government Agency or (z) to disclose and/or use Confidential Information to the extent necessary for the Executive to enforce his rights under this Agreement and/or at law.

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5.3              Return of Company Property. Following his termination of employment, the Executive hereby agrees that the Executive will deliver to the Company, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all copies thereof) belonging to the Company or any of its Affiliates that embody or relate to the Confidential Information or the Business of the Company or any of its Affiliates which he may then possess or have under his control. The Executive will follow all security practices and procedures reasonably requested of senior management by the Company from time to time with respect to the access, use, storage, disclosure and return of Confidential Information to ensure the continued confidentiality and protection thereof. The Executive will notify the Company promptly and in writing (along with providing reasonable details related thereto) in the event the Executive reasonably believes Confidential Information is being used or accessed in an unauthorized manner.

5.4              Inventions; Assignment.

(a)               The Executive agrees that sole and exclusive ownership in Company Works will vest automatically in Company from the moment of its conception, identification, discovery, or creation.

(b)               The Executive agrees that all copyrightable works included in Company Works will be deemed to be “Works made for hire.”

(c)               The Executive agrees to promptly disclose to the Company upon the Company’s request all Company Works upon first conception, identification, discovery or creation thereof.

(d)               The Executive agrees not to challenge, oppose, or otherwise contest the validity or good standing of any item of Company Works, and, in the case of patents or patent applications included in Company Works, will not (1) oppose or seek re-examination of such patents or patent applications, or (2) file prior art against such patents or patent applications under the provisions Chapters 30 and 31 of Title 35, United States Code, or under analogous laws in other jurisdictions.

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(e)               The Executive represents and warrants to the Company that there are no Company Works that have been conceived, identified, discovered, or created by the Executive prior to the Effective Date.

6.                  Non-Competition Agreement.

6.1              Scope. The Executive acknowledges that his services are of special, unique, and extraordinary value to the Company, its Affiliates and the continued operation of the Business. The Executive agrees that, during the Non-compete Period, he will not, directly or indirectly, anywhere within a 60-mile radius of each of the Company’s then-existing offices so long as the Company continues to engage in the Business in such jurisdiction (the “Subject Area”), on his own account, or as an employee, consultant, agent, partner, joint venturer, owner, or officer of any other person or entity, or in any other capacity:

(a)               act in a capacity, or provide services, similar to those that the Executive acted in or provided for the Company, for any business that is the same as, or substantially similar to, the Business;

(b)               act in a capacity, or provide services, similar to those that the Executive acted in or provided for the Company, for any business that directly or indirectly competes with the Business;

(c)               supervise, manage or oversee others engaging in any of the activities described above;

(d)               act in a capacity or provide services in which it is likely that the Executive will disclose or use the Confidential Information; or

(e)               otherwise carry on or engage in any other business that is the same as or substantially similar to that of the Company.

6.2              Exclusion for Passive Investments. Nothing in this Agreement prohibits the Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly-traded and would, but for this sentence, result in a violation by the Executive of Section 6.1, so long as the Executive has no active participation in the business of such corporation.

7.                  Non-Solicitation Agreement.

7.1              Company Employees and Consultants. The Executive understands and acknowledges that the Company has expended, and continues to expend, significant time and expense in recruiting and training its employees and consultants and that the loss of employees would cause significant and irreparable harm to the Company. Accordingly, the Executive agrees that, during the Restricted Period, the Executive will not directly or indirectly in any manner anywhere in the Subject Area (whether as an owner, officer, director, partner, employee, contractor, consultant or otherwise) (a) solicit or induce or attempt to solicit or induce any employee of, or consultant to, the Company or any Affiliate to leave the employment of the Company or any such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate, and any of their employees or consultants, or (b) hire any person who was an employee of, or consultant to, the Company or any Affiliate (provided, however that the Executive may hire former employees and consultants to the Company and Affiliates after such former employees or consultants have ceased to be employed or otherwise engaged by the Company or any Affiliate for a period of at least six months or such longer period as may be contractually agreed between such former employee or consultant and the Company or any of its Affiliates). It shall not be deemed a violation of this Section 7.1 if Executive merely updates his social media profiles or connects with an employee or consultant covered by this Section 7.1 on Facebook, LinkedIn or other social media platform without engaging in any other substantive communications prohibited by this section, nor shall general advertisements for open positions be deemed a violation of this section provided such advertisements are not targeted at specific individuals covered by this section.

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7.2              Company Customers. The Executive understands and acknowledges that the loss of customer relationships and goodwill will cause significant and irreparable harm to the Company. Accordingly, the Executive agrees as follows:

(a)               During the Restricted Period, except in the performance of Executive’s duties and responsibilities for the Company, the Executive will not directly or indirectly in any manner (whether as an owner, officer, director, partner, employee, contractor, consultant, or otherwise) call on, solicit or service any Current Customer with the intent of selling or attempting to sell any service or product similar to those services or products provided by the Company.

(b)               In addition, during the Restricted Period, except in the performance of Executive’s duties and responsibilities for the Company, as is required by law and/or as is necessary for Executive to enforce Executive’s rights hereunder and/or at law, the Executive will not intentionally, directly or indirectly in any way interfere with the relationship between any customer, supplier, licensee or other business relation and the Company.

8.                  Acknowledgements. The Executive acknowledges that the restrictions contained in Sections 6 and 7 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that he has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Executive agrees and acknowledges that the Company (a) engages in the Business and actively markets its services and products throughout the Subject Area, and (b) expends significant time and effort developing and protecting the confidentiality of its methods of doing business, customer lists, and long term customer relationships and such methods, customer lists, and customer relationships have significant value. However, if at the time of enforcement of Section 6 or 7, a court holds that the duration, geographical area, or scope of activity restrictions stated in this Agreement are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, the Parties agree that the maximum duration, scope, or area reasonable under such circumstances should be substituted for the stated duration, scope, or area and that the court should be allowed to revise the restrictions contained in this Agreement to cover the maximum period, scope, and area permitted by law.

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9.                  Representations and Warranties of the Executive. The Executive hereby represents and warrants to the Company that (a) this Agreement is a legal, valid, and binding obligation, enforceable against the Executive in accordance with its terms and (b) the Executive has no right, title, interest, or claim in, to, or under any Confidential Information.

10.              Injunctive Relief. The Executive hereby acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the Company’s Business given the Executive’s status as member of the Company’s senior management and his access to Confidential Information. Without limiting the foregoing, the Parties agree and acknowledge that it would be unfair and adversely affect the Company to allow the Executive use the Confidential Information following his employment to compete with the Company anywhere within the Subject Area and that the Company’s Business may be irrevocably and substantially harmed and damaged if such provisions are not specifically enforced and money damages may not afford the Company an adequate remedy for any breaches thereof. In the event of a breach or threatened breach by the Executive of the provisions of Section 5, 6, or 7 at any time during, as applicable, the Non-Compete Period or Restricted Period, the Parties acknowledge and agree that the Company will be entitled to seek (a) specific performance and (b) injunctive and other equitable relief (without bond or other security being required) to prevent or restrain a breach of such sections. Nothing in this Agreement should be construed as prohibiting or otherwise restricting the Company from pursuing any other rights or remedies it may have at law or in equity in the event of a breach of this Agreement by the Executive.

11.              Accounting and Indemnification. The Company will have the right and remedy to require the Executive (a) to account for and pay over to the Company all profits or other benefits derived or received by the Executive or by any associated party deriving such benefits as a result of any material and willful breach by Executive of Section 5, 6, or 7; or (b) to indemnify the Company against any other losses, damages, costs, and expenses, including actual attorneys’ fees and court costs, which may be incurred by the Company and which result from, or arise out of, any material and willful breach by Executive of Section 5, 6, or 7. The Executive and the Company agree that the prevailing party in any proceeding to enforce the terms of this Agreement will be allowed to recover all reasonable attorneys’ fees, expert fees, and costs incurred in connection with such proceeding.

12.              Severability. Each provision of this Agreement is intended to be severable. Except as otherwise provided in Section 8, in the event that any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect the validity or enforceability of any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in this Agreement.

13.              Tax Matters.

13.1          Withholding. The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

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13.2          Section 409A. The following provisions apply for purposes of complying with Section 409A of the Code:

(a)               This Agreement is intended to comply with the requirements of Section 409A or an applicable exemption. Accordingly, all provisions of this Agreement will be construed and interpreted to comply with Section 409A. No payments provided for under this Agreement that are subject to Section 409A may not be accelerated unless such acceleration is permitted by Section 409A. In no event will the Executive, directly or indirectly, designate the calendar year of payment.

(b)               No payments or benefits to be made to the Executive under this Agreement upon a termination of employment and that are subject to Section 409A will be made unless such termination of employment constitutes a “separation from service” as defined in Section 409A.

(c)               Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A. If, as of the Termination Date, the Executive is a “specified employee” (as defined and determined under Section 409A) and any payment or benefit provided to him in connection with his termination of employment constitutes “non-qualified deferred compensation” subject to Section 409A, then the payments and benefits that may be paid to the Executive during the six-month period following the Termination Date will be limited to (i) any amounts that qualify for the short-term deferral exception to Section 409A, (ii) any amounts that qualify for the involuntary separation from service exception to Section 409A, and (iii) any other payments to the extent they are covered by an exception to such six-month delay applicable to specified employees. All other payments and benefits will not be paid to the Executive until the first business day that is six months after the Termination Date or, if earlier, on the Executive’s death.

(d)               Notwithstanding any other provision of this Agreement, the Executive acknowledges and agrees that while it is the parties’ intention that payments under this Agreement will comply with, or otherwise be exempt from, the requirements of Section 409A, the Company makes no such representation or guarantee. The Executive acknowledges and agrees that he has been advised by the Company to consult with his tax advisor regarding the tax consequences of this Agreement.

13.3          Sections 280G and 4999.

(a)               Notwithstanding any other provision of this Agreement, if a Change in Control occurs during the Term, in the event that any payment or benefit received or to be received by the Executive in connection with the Change in Control or the termination of his employment (whether pursuant to the terms of this Agreement, any Compensation Plan, or any other plan, arrangement, or agreement with the Company or any Person whose actions result in the Change in Control, or any Person Affiliated with the Company or such Person) (all such payments and benefits, including the payments and benefits under Section 3.3, the “Covered Payments”) would be subject, in whole or in part, to an excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Covered Payments provided by reason of Section 280G of the Code in such other plan, arrangement, or agreement, the Covered Payments will be either:

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(i)                 be reduced, in the order provided in Section 3.3 to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”), or

(ii)              be payable in full, but only if the after-tax value of the Covered Payments (meaning, after subtracting the net amount of federal, state, and local income and employment taxes on such Covered Payments and the amount of Excise Tax to which the Executive would be subject with respect to the unreduced Covered Payments) is greater than the after-tax value of the Reduced Amount (meaning, after subtracting the net amount of federal, state, and local income and employment taxes on such Reduced Amount).

(b)               Any reduction to the Covered Payments required by this Section 13.3 will be made in accordance with Section 409A of the Code and the following principles: (i) any portion of the Covered Payments that does not constitute non-qualified deferred compensation subject to Section 409A will be reduced first and (ii) unless the Executive elects otherwise, cash payments will be reduced before non-cash payments.

(c)               All determinations required to be made under this Section 13.3, including whether and to what extent the Covered Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or consulting firm experience in matters regarding Section 280G as may be designated by the Parent (the “Professional Services Firm”). The Professional Services Firm shall provide detailed supporting calculations both to the Executive and the Parent at such time as is requested by the Parent. All fees and expenses of the Professional Services Firm shall be borne solely by the Parent. Any determination by the Professional Services Firm shall be binding upon the Executive and the Parent. For purposes of making the calculations required by this Section 13.3, the Professional Services Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

14.              Miscellaneous Provisions.

14.1          Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by (a) personal delivery to the designated Party or its agent, (b) certified or registered mail, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier service (against a receipt therefor). All such notices must be addressed as follows (or to such other address as to which any Party may have notified the other in writing in accordance with this Section 14.1): if to Executive, to his principal residence on file with the Parent; if to the Parent or Bank, to such entity’s principal executive office, to the attention of the such entity’s corporate secretary. Each such notice shall be deemed to be effective upon receipt, if personally delivered, one business day after being sent by overnight courier, or five business days after being mailed except that notices of changes of address shall be effective only upon receipt. For purposes of this Agreement, a business day shall mean a day other than a Saturday, Sunday or federal or Alabama state holiday.

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14.2          Amendment. This Agreement may be amended or modified at any time in all respects, but only by an instrument in writing executed by the Parties; provided, however, that the Company may unilaterally amend the definition of “Subject Area” in Section 6.1 from time to time as it deems necessary to reflect the places where the Company carries out the Business.

14.3          Entire Agreement. This Agreement (including the Appendix) constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement, supersedes any prior understandings or agreements with respect to such subject matter, and the Parties agree and affirm that there are no agreements, understanding, restrictions, representations or warranties between the Parties with respect to the subject matter of this Agreement other than those set forth or provided in this Agreement.

14.4          Waiver. The failure by any Party to enforce any of its rights under this Agreement will not be deemed to be a waiver of such rights, unless such waiver is an express written waiver that has been signed by the waiving Party. Waiver of any one breach will not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

14.5          No Right of Employment. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will, or will be construed to, confer upon the Executive any right to continue in the employment of the Company, or to interfere in any way whatsoever with, or otherwise restrict, the right of the Company to terminate the Executive’s employment relationship with the Company at any time, with or without Cause, subject to the terms and conditions hereof with respect thereto.

14.6          Binding Effect.

(a)               The Company will require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive. In the event of any such assignment or succession, the term “Company” as used in this Agreement will refer also to such successor or assign.

(b)               This Agreement will bind and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, except that this Agreement may not be transferred or assigned by the Executive without the prior written consent of the Company. Nothing in this Agreement is intended or should be construed to confer upon or to give any person or entity other than the Parties any rights or remedies under or by reason of this Agreement, except as expressly provided for in this Agreement.

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14.7          Survivability. The Parties agree that the provisions and obligations of this Agreement which, by their nature, require or contemplate full or partial performance after the termination or expiration of this Agreement or the Executive’s service relationship with the Company will survive termination of the service relationship or this Agreement.

14.8          Choice of Law. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE DETERMINATION OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALABAMA AND THE COMPANY AND THE EXECUTIVE HEREBY UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ALABAMA FOR THE ADJUDICATION OF ANY DISPUTE RELATING TO THIS AGREEMENT (PROVIDED, HOWEVER, THAT IF THE EXECUTIVE FAILS TO SUBMIT TO SUCH JURISDICTION OR IF THE EXECUTIVE UNDERTAKES ACTIVITIES IN VIOLATION OF SECTIONS 5, 6, OR 7 THIS AGREEMENT WHICH ARE SUBJECT TO INJUNCTIVE RELIEF UNDER SECTION 10 ABOVE IN JURISDICTIONS OUTSIDE OF ALABAMA, THE COMPANY MAY FILE SUIT AGAINST THE EXECUTIVE FOR THE ENFORCEMENT OF THIS AGREEMENT IN THE JURSIDICTION IN WHICH SUCH BREACH HAS OCCURRED (OR WITH RESPECT TO THE EXECUTIVE FAILING TO SUBMIT THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ALABAMA, ANY JURISDICTION DEEMED APPROPRIATE BY THE COMPANY).

14.9          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument. Evidence of the execution of this Agreement may be provided by email or facsimile transmission.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EXECUTIVE

SERVISFIRST BANCSHARES, INC.

By:

SERVISFIRST BANK

By:

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Appendix
Definitions

Unless otherwise defined in this Agreement (including the preamble and the recitals), the following terms (and capitalized variants of such terms) have the meanings indicated, unless the context clearly indicates otherwise:

“Accrued Obligations” has the meaning provided in Section 3.2.

“Affiliate” means a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

“Agreement” means this Executive Change in Control Agreement, as it may be amended and in effect from time to time in accordance with its terms.

“Average Bonus” means the average annual bonus paid to the Executive over the three most recently-completed fiscal years of the Company or, if the Executive has not been employed with the Company for three full fiscal years then, as applicable, either (a) the average of the annual bonuses awarded for all full years he was employed with the Company prior to the year of termination or (b) if employed with the Company for less than one year, the target Bonus for the year of termination or, if no target Bonus has been established as of the applicable date, the Base Salary multiplied by the Target Opportunity.

“Bank” has the meaning provided in the preamble.

“Base Salary” means the Executive’s annual base salary as from time to time in effect.

“Beneficially Own” has the same meaning ascribed to that term in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Parent.

“Bonus” means an annual or short-term incentive bonus that may be earned by the Executive under the terms and conditions of the applicable Compensation Plan.

“Business” means the provision of banking services, originating commercial, consumer and other loans, accepting deposits, and providing electronic banking services and correspondent banking services to other banks.

“Cause” means the Executive’s (a) conviction of, or entry of a plea of no contest to, a felony or any crime involving dishonesty, fraud, or theft; (b) commission of an act of dishonesty (even if not a crime) resulting in the material enrichment of the Executive at the expense of the Company or its Affiliates; (c) willful violation of any law, rules, of regulations applicable to the Company or its Affiliates, including but not limited to those established by the Securities and Exchange Commission or any self-regulatory organization having jurisdiction or authority over the Company or the Executive; (d) any action against the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (e) unauthorized acts, willful misconduct, gross negligence, or breach of fiduciary duty that could reasonably be expected to cause material financial or reputational harm to the Company or its Affiliates or materially disrupt operations of the Company or its Affiliates; (f) the Executive’s commission of any act or involvement in any situation, or occurrence, which brings the Executive into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or the Executive being subject to publicity for any such conduct or involvement in such conduct; (g) willful and material failure to perform the reasonable and customary duties of his positions with the Company; (h) willful and material failure to follow established policies or procedures of the Company or its Affiliates of which the Executive has been provided in writing (whether on paper, via email, or online); or (i) material breach of any of the covenants set forth in Sections 5, 6, and 7 of this Agreement (or any similar covenants to which the Executive may be subject from time to time in connection with his employment with the Company); provided, however, that no such termination may take place under clauses (f), (g), (h), or (i) above unless (x) the Company has provided written notice to the Executive of such conduct within 30 days of learning of such conduct, setting forth with specificity the reasons that the Board believes the Executive’s conduct constitutes Cause; (y) the Executive shall have been provided the opportunity to be heard in person by the Bank Board or the Parent Board (with the assistance of the Executive’s counsel if the Executive so desires), and (z) after such hearing, the termination is evidenced by a resolution adopted in good faith by a majority of the members of the Bank Board or the Parent Board (other than the Executive).

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“Change in Control” means:

(a)       the consummation of a merger, consolidation or other corporate reorganization (other than a holding company reorganization) of either the Parent or the Bank in which either entity does not survive, or if such entity survives, the equityholders of such entity before such transaction do not own more than 40% of, respectively, (i) the equity securities of the surviving entity and (ii) the combined voting power of any other outstanding securities entitled to vote on the election of directors of the surviving entity;

(b)       the acquisition by any Person of Beneficial Ownership of 50% or more of either (i) the then-outstanding shares of common stock of the Parent or of the Bank or (ii) the combined voting power of the then-outstanding voting securities of the Parent or of the Bank entitled to vote generally in the election of directors; provided, however, that for purposes of this paragraph (b), the following shall not constitute a Change in Control: (1) any acquisition of securities directly from the Parent (other than a transaction that qualifies as a Change in Control under another prong of this definition); (2) any acquisition by the Company or any of its Affiliates, or any employee benefit plan (or related trust) of the Company or its Affiliates; or (3) any acquisition by any Person if, following such acquisition, more than 50% of the then-outstanding voting rights of such corporation, entity or group are Beneficially Owned by all or substantially all of the Persons who were the owners of the Parent’s common stock immediately prior to such acquisition;

(c)       individuals who, as of the Effective Date, constitute the incumbent board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board, provided that any individual becoming a director subsequent to such date whose appointment or election, or nomination for election by the Parent’s stockholders, was approved or endorsed by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

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(d)       approval by the stockholders of the Parent of:

(i)       a complete liquidation or dissolution of the Bank;

(ii)       a complete liquidation or dissolution of the Parent; or

(iii)       the sale or other disposition of all or substantially all the assets of the Parent, other than to a corporation, with respect to which immediately following such sale or other disposition, more than 50% of, respectively (1) the then-outstanding equity securities of such corporation and (2) the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then Beneficially Owned by all or substantially all of Persons who were the Beneficial Owners, respectively, of the outstanding common stock of the Parent, and the outstanding voting securities of the Parent immediately prior to such sale or other disposition, in substantially the same proportions as their ownership, immediately prior to such sale or disposition, of the outstanding common stock of the Parent and outstanding voting securities of the Parent, as the case may be.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes, for each such section cited, the regulations and guidance issued under such section.

“Company” has the meaning provided in the preamble.

“Company Works” means any and all inventions, discoveries, innovations, improvements, software, designs, mask works, works of authorship or other creations of any kind conceived, identified, discovered or created by the Executive (a) during the term of employment, either alone or in collaboration with any other person inside or outside the Company that is related to the Business or (b) with Company resources, in each case including, without limitation, (w) all intangible and intellectual property rights embodied therein; (x) all rights of privacy, performance rights, rights of publicity, rights of attribution and integrity, and other moral rights embodied therein or associated therewith; (y) all rights of priority thereto; and (z) all rights to apply for statutory protection thereof and to sue for relief of infringement thereof.

“Compensation Plans” means all compensatory plans of the Company, including all equity, incentive, savings, retirement, and welfare benefits plans, practices, policies, and programs, as in effect from time to time.

“Confidential Information” means any information, knowledge or data of any nature and in any form (including, without limitation, any information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its Affiliates (including, without limitation, the Business as conducted by the Company and its Affiliates), that at the time or times concerned is not generally known to Persons engaged in businesses similar to the Business or those conducted or contemplated by the Company and its Affiliates (other than information known by such persons or entities through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its Affiliates or any of their consultants, agents, or independent contractors or by the Executive in the course of his performance of services for the Company and its Affiliates, and whether or not marked confidential, including without limitation information relating to products and services, business plans, business acquisitions, processes, formulas, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, inventions and improvements, trade secrets, intellectual property or other proprietary information, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing. For the avoidance of doubt, “Confidential Information” shall not include information, knowledge or data (i) generally known to persons or entities engaged in businesses similar to the Business or those conducted or contemplated by the Company and its Affiliates (other than information known by such persons or entities through a violation of an obligation of confidentiality to the Company), (ii) that was known to Executive prior to Executive performing services for the Company and/or any of its Affiliates, (iii) that after the termination of Executive’s employment with the Company comes into the possession of Executive from a third party who to Executive’s knowledge is not prohibited by duties of confidentiality to the Company from disclosing such information to Executive or (iv) that after the termination of Executive’s employment with the Company is independently developed by Executive without use of and/or reference to any Confidential Information of the Company or its Affiliates.

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“Covered Payments” has the meaning provided in Section 13.3(a).

“Current Customer” means any Person that has purchased goods or services related to the Business from the Company in the 12 months immediately preceding the Termination Date.

“Effective Date” has the meaning provided in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax” has the meaning provided in Section 13.3(a).

“Good Reason” means the existence of any of the following, without the Executive’s written consent: (a) a material diminution in the Executive’s authority, duties, or responsibilities; (b) a material diminution in Base Salary or Target Opportunity, except for any across-the-board reductions approved by the Board for all similarly-situated employees (not to exceed 10%); (c) a change to the Executive’s primary work location to a location more than 50 miles away; or (d) a material breach of the Agreement by the Company including, but not limited to, (i) the failure of the Company or its Affiliates to obtain the assumption of their obligations under this Agreement by any successor or assign as contemplated in Section 14.6 or (ii) a material breach of this Agreement by the Company. For purposes of this definition, the Executive’s termination will not be considered to have been with Good Reason unless (x) he provides written notice to the Company of the condition constituting Good Reason within 90 days of the Executive having knowledge of its initial existence, (y) such condition remains uncured for at least 30 days following the Company’s receipt of such notice, and (z) the Executive actually terminates employment following the expiration of any cure period but within two years of the initial occurrence of such condition.

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“Governmental Agency” means any federal, state, or local governmental legislative, administrative, or regulatory entity, agency, or commission.

“Non-Compete Period” means the period beginning on the Effective Date and ending six months after the Termination Date: provided, however, that if the Executive’s termination does not occur during a Protected Period, the Non-Compete Period ends on the Termination Date.

“Parent” has the meaning provided in the preamble.

“Parties” has the meaning provided in the preamble.

“Person” means a natural person or company, and also means the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” does not include an underwriter temporarily holding a security pursuant to an offering of the security.

“Professional Services Firm” has the meaning provided in Section 13.3.

“Protected Period” has the meaning provided in Section 1.

“Reduced Amount” has the meaning provided in Section 13.3(a)(i).

“Release” has the meaning provided in Section 3.6.

“Restricted Period” means the period beginning on the Effective Date and ending on the first anniversary of the Termination Date.

“Subject Area” has the meaning provided in Section 6.1.

“Target Opportunity” means the Executive’s annual target bonus opportunity, expressed as a percentage of the Base Salary then in effect.

“Term” has the meaning provided in Section 1.

“Termination Date” means the date that the Executive has a “separation of service,” as such term is used in Code Section 409A, regardless of the reason for termination of employment or whether a Change in Control has occurred.

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